Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:	Michael Laffin (Media)
724.514.1968
Kris King (Investors)
724.514.1813
Mylan Reports Adjusted Diluted EPS of $0.43
Reaffirms 2010 Adjusted Diluted EPS Guidance of $1.55 - $1.65
PITTSBURGH – October 26, 2010–Mylan Inc. (Nasdaq: MYL) today announced its financial results for the three and nine months ended September 30, 2010, and reaffirmed its 2010 adjusted diluted earnings per share (EPS) guidance of $1.55 - $1.65.
Financial Highlights
•	Adjusted diluted EPS of $0.43 for the three months ended September 30 compared to $0.32 for the same prior year period;

•	Adjusted diluted EPS of $1.16 for the nine months ended September 30 compared to $0.97 for the same prior year period;

•	Total revenues of $1.36 billion for the three months ended September 30 compared to $1.26 billion for the same prior year period;

•	Total revenues of $4.02 billion for the nine months ended September 30 compared to $3.74 billion for the same prior year period;

•	Cash provided by operating activities was $377.8 million for the three months ended September 30 and $736.9 million for the nine months ended September 30, 2010;

•	On a GAAP basis, diluted EPS of $0.33 for the three months ended September 30 compared to a loss per diluted share of $0.13 for the same prior year period;

•	On a GAAP basis, diluted EPS of $0.71 for the nine months ended September 30 compared to $0.29 for the same prior year period;

•	On September 7, 2010, Mylan completed the acquisition of Bioniche Pharma Holdings Limited (Bioniche Pharma) for $543.7 million in cash.
Mylan Chairman and CEO Robert J. Coury commented: “We are extremely pleased to report adjusted diluted earnings per share of $0.43, which is clearly indicative of the strong second half of 2010 we had previously forecasted, and actually came in a little better than what we anticipated. With that said, at this time I still expect the fourth quarter to come in slightly better than the third quarter.”
Heather Bresch, Mylan’s President, added: “Over the past three years, we have diligently executed on all of our stated business initiatives. This quarter was no different as we continue to build upon our powerful platform. Additionally, our robust cash flow has enabled us to continue to further deleverage, as promised, while still executing on each of our business objectives, such as the acquisition of Bioniche Pharma this quarter.”
Bresch continued: “We are even more excited about the future prospects of our overall business. Through the use of the same fundamentals and principles which have resulted in our success to date, that we will be able to move with confidence into 2011 and beyond. We expect to accelerate revenue and earnings growth by further executing on our key drivers of continued portfolio expansion, realization of operational efficiencies, diversification and balance sheet deleveraging.”
Financial Summary
Total third party revenues for the quarter ended September 30, 2010, increased $91.0 million, or 7.2% to $1.36 billion from $1.26 billion in the same prior year period. Total revenues were negatively impacted by the effect of foreign currency translation, primarily reflecting a stronger U.S. dollar in comparison to the functional currencies of Mylan’s Euro-denominated subsidiaries, partially offset by the strengthening against the U.S. dollar of the currencies of Mylan’s subsidiaries in Australia, Japan and India. Translating current year revenues at prior year exchange rates would have resulted in year-over-year growth in total revenues excluding foreign currency of approximately $109 million, or 9%. Total third party revenues include both net revenues and other revenues from third parties. Other revenues for the three months ended September 30, 2010, and 2009 were $10.1 and $8.4 million, respectively.
A tabular summary of the company’s revenues for the three months ended September 30, 2010, and 2009, is included at the end of this release.
Mylan has two reportable segments, “ Generics” and “Specialty.” Generics third party net sales, which are derived from sales in North America, Europe, the Middle East and Africa (collectively, EMEA) and Asia Pacific were $1.20 billion in the current quarter, compared to $1.11 billion in the same prior year period.
Third party net sales from North America were $572.5 million for the current quarter, compared to $487.9 million for the comparable prior year period, representing an increase of $84.6 million or 17.3%. This increase was mainly driven by new products launched in the U.S., which contributed sales of $106.5 million in the current quarter. The current quarter was significant in that it included three launches of products with limited competition; clonidine transdermal system USP, the generic version of Boehringer Ingelheim’s Catapres-TTS®, a treatment for hypertension; tacrolimus capsules, the generic version of Astellas’ Prograf® Capsules, a treatment to prevent rejection in people who have received certain organ transplants; and minocycline hydrochloride extended release tablets (minocycline ER), the generic version of Solodyn® ER, a treatment for acne, sold by Medicis Pharmaceuticals Corporation.
As a result of significant uncertainties surrounding the pricing and market conditions with respect to minocycline ER, Mylan is not able to reasonably estimate the amount of potential price adjustments, including product returns. Therefore, revenues of this product are currently being deferred until the resolution of such uncertainties. At the present time, such uncertainties are resolved upon its customers’ sale of this product. As a result, the company is recognizing revenue only upon our customers’ sale of this product.
Partially offsetting the increase in revenue from new products was unfavorable pricing on certain existing products, primarily as a result of increased competition. Additional generic competition on divalproex sodium extended-release (“divalproex ER”) tablets, the generic version of Abbott Laboratories’ Depakote® ER, entered the market in August 2009. As such, sales of divalproex ER in the current quarter were significantly lower than the comparable prior year quarter.
On September 7, 2010, we acquired Bioniche Pharma, whose operations are included in the North America results from the date of acquisition. Bioniche Pharma sells a diverse portfolio of products across several therapeutic areas for the hospital setting, including analgesics/anesthetics, orthopedics, oncology, and urology, and most of its sales are made to customers in the U.S.
Third party net sales from EMEA were $363.5 million for the three-month period ended September 30, 2010, compared to $413.8 million for the comparable prior year period, a decrease of $50.3 million, or 12.2%. However, translating current quarter third party net revenues from EMEA at prior year exchange rates would have resulted in year-over-year decrease in third party net revenues excluding the effect of foreign currency of approximately $14 million, or 3%. This decrease was mainly the result of unfavorable pricing in many of the European markets in which Mylan operates, partially offset by new product launches in several markets totaling approximately $25.3 million.
Sales in Asia Pacific are derived from Mylan’s operations in India, Australia, Japan and New Zealand. Asia Pacific third party net sales were $267.9 million for the three-month period ended September 30, 2010, compared to $206.1 million for the comparable prior year period, an increase of $61.8 million, or 30.0%. Foreign currency translation had a positive impact on sales for the current quarter, reflecting the strengthening of certain regional currencies against the U.S. Dollar. Excluding the effect of foreign currency, calculated as described above, the increase was approximately $44 million, or 22%. This increase is primarily driven by higher third party sales from India, with growth in third party sales in Australia and Japan also contributing.

For the current quarter, Specialty reported third party net sales of $141.1 million, a decrease of $6.8 million, or 4.6%, from the comparable prior year period of $147.9 million. The most significant contributor to Specialty Segment revenues continues to be the EpiPen® Auto-injector. In the current quarter, Specialty realized increased sales of the EpiPen Auto-injector, mainly as a result of favorable pricing.
Intercompany net sales by Specialty totaled $13.7 million in the current quarter compared to $3.8 million in the same prior year period. The increase is due to the fact that, beginning in 2010, certain generic products previously sold to third parties by Specialty are now sold to Mylan subsidiaries in North America who, in turn, sell the products to third parties. Excluding the sale of such products from 2009 third party net revenues would have resulted in an increase in third party net revenues in the current quarter of approximately $8 million or 6%.
Gross profit for the three months ended September 30, 2010 was $580.1 million and gross margins were 42.8%. For the three months ended September 30, 2009, gross profit was $505.0 million, and gross margins were 39.9%. Gross profit for the current quarter is impacted by certain purchase accounting related items recorded during the three months ended September 30, 2010, of approximately $74.6 million, which consisted primarily of amortization related to purchased intangible assets. Excluding such items, gross margins would have been approximately 48%. Prior year gross profit is also impacted by similar purchase accounting related items in the amount of $71.8 million. Excluding such items, gross margins in the prior year would have been approximately 46%.
The increase in gross margins, excluding the items noted above, can primarily be attributed to both Generics, mainly the North America region, and Specialty. In North America, favorable gross margins were primarily the result of new product introductions, while Specialty benefitted from favorable pricing, mainly on the EpiPen® Auto-injector.
Earnings from operations were $234.3 million for the three months ended September 30, 2010, compared to $61.3 million for the same prior year period. Excluding the impact of purchase accounting related items in both periods, as mentioned above, as well as charges for litigation settlements, net, of $1.5 million and $114.3 million for the current and prior year quarters, earnings from operations increased to $310.3 million in the current quarter from $247.4 million in the prior year quarter. The increase in operating income was driven by higher sales and gross profit as discussed above, partially offset by an increase in selling, general and administrative expenses (SG&A), primarily due to transaction costs related to the acquisition of Bionicle Pharma.
Interest expense for the three months ended September 2010, totaled $87.5 million, compared to $77.0 million for the three months ended September 30, 2009. The increase is primarily due to interest associated with the debt offerings in the second and third quarters of 2010, partially offset by lower overall debt balances on our Senior Credit Facility. Included in interest expense for the current quarter and the comparable prior year period are $17.6 million and $10.8 million, primarily consisting of accretion of the discounts on our convertible debt instruments.
Other (expense) income, net, was expense of $15.3 million in the current quarter compared to income of $0.2 million in the comparable prior year period. Generally included in other (expense) income, net, are interest and dividend income and foreign exchange gains and losses. Additionally, included in the current quarter is a $4.9 million loss on the sale of certain non-operating assets.
EBITDA, which is defined as net income (loss) (excluding the non-controlling interest and income from equity method investees) plus income taxes, interest expense, depreciation and amortization, was $327.1 million for the quarter ended September 30, 2010, and $165.1 million for the quarter ended September 30, 2009. After adjusting for certain items as further discussed below, adjusted EBITDA was $368.1 million for the current three-month period and $300.4 million for the same prior year period.

Cash provided by operating activities was $377.8 million for the three months ended September 30, 2010, representing the highest quarter in terms of the generation of operating cash in the Company’s history. While this amount is not indicative of a recurring quarterly run rate at the present time, the strong third quarter 2010 cash from operations was primarily driven by positive changes in working capital, primarily accounts receivable, as a result of improved cash collections including amounts received with respect to minocycline, as well as a higher overall earnings level.
For the nine months ended September 30, 2010, Mylan reported total revenues of $4.02 billion compared to $3.74 billion in the comparable prior year period. Third party net sales in the current nine months were $3.98 billion compared to $3.68 billion for the same prior year period, representing an increase of $299.8 million, or 8.1%. Sales were positively impacted by the effect of foreign currency translation, primarily reflecting a weaker U.S. dollar in comparison to the functional currencies of Mylan’s subsidiaries in Australia, Japan and India, partially offset by the impact of a stronger U.S. dollar in comparison to the functional currencies of certain of our subsidiaries in Europe. Translating current year third party total revenues at prior year exchange rates would have resulted in year-over-year growth excluding foreign currency of $229 million, or approximately 6%.
Other revenues from third parties for the nine months ended September 30, 2010, were $36.4 million compared to $61.1 million in the same prior year period, a decrease of $24.7 million, or 40.5%. During the nine months ended September 30, 2009, within Generics, we recognized $26.0 million of incremental revenue resulting from the cancellation of product development agreements for which the revenue had been previously deferred. There was no such revenue recognized during the current year period.
A tabular summary of our revenues for the nine months ended September 30, 2010, and 2009, is included at the end of this release.
Generics third party net sales were $3.63 billion in the current nine months, compared to $3.33 billion in the same prior year period.
Third party net sales from North America were $1.71 billion for the nine-month period, compared to $1.56 billion for the comparable prior year period, representing an increase of $150.9 million, or 9.7%. This increase was driven by sales contributed from new products in the U.S. and Canada in the amount of $255.0 million, and increased revenues on certain products as a result of Mylan’s ability to remain a source of stable supply as certain competitors experienced regulatory and supply issues. Partially offsetting these increases was unfavorable pricing on certain other existing products, including divalproex ER.
Third party net sales from EMEA were $1.15 billion for the nine-month period ended September 30, 2010, compared to $1.16 billion for the comparable prior year period, a decrease of $11.3 million, or 1.0%. Translating current year third party net revenues from EMEA at prior year exchange rates would have resulted in year-over-year increase in third party net revenues excluding the effect of foreign currency of approximately $25 million, or 2%. This increase was driven by new product launches in several European markets, including France, Spain and Italy, and improved market penetration and favorable regulatory changes in Italy, partially offset by unfavorable pricing throughout Europe.
In Asia Pacific, third party net sales were $769.1 million for the nine-month period ended September 30, 2010, compared to $607.9 million for the comparable prior year period, an increase of $161.2 million, or 26.5%. However, excluding the effect of foreign currency, calculated as described above, the increase was approximately $91 million, or 15%. This increase is primarily driven by higher third party sales from India and Japan.

Specialty reported third party net sales of $347.8 million, a decrease of $1.1 million, or 0.3% over the comparable prior year period of $348.9 million. Intercompany net sales of product by Specialty totaled $47.4 million in the current nine-month period compared to $15.2 million in the same prior year period. As in the quarter, the increase is due to the fact that, beginning in 2010, certain generic products previously sold to third parties by Specialty are now sold to Mylan subsidiaries in North America who, in turn, sell the products to third parties. Excluding the sale of such products from 2009 third party net revenues would have resulted in an increase in third party net revenues in the current year of approximately $31 million or 10%. This increase was the result of higher sales of Dey’s EpiPen Auto-injector and Performist® Solution, Dey's Formoterol Fumarate Inhalation Solution.
Gross profit for the nine months ended September 30, 2010 was $1.64 billion and gross margins were 40.8%. For the nine months ended September 30, 2009, gross profit was $1.56 billion, and gross margins were 41.7%. Gross profit for the current year to date period is impacted by certain purchase accounting related items as discussed above, of approximately $217.6 million. Excluding such items, gross margins would have been approximately 46%. Prior year gross profit is also impacted by similar purchase accounting related items in the amount of $210.9 million. Excluding such items, gross margins in the prior year would have been approximately 47%. This decrease in gross margin can generally be attributed to pricing pressure across EMEA and the impact of the timing of significant product launches in North America, most significantly the first quarter 2009 launch of divalproex ER which lost exclusivity in August of 2009, and pricing pressure across EMEA.
Earnings from operations were $627.4 million for the nine months ended September 30, 2010, compared to $463.3 million for the same prior year period. Excluding the impact of purchase accounting related items in both periods, as mentioned above, as well as charges for litigation settlements, net, of $14.3 million and $111.5 million for the current and prior year nine month periods, earnings from operations increased to $859.2 million in the current nine month period from $785.7 million in the prior year comparable period. The increase in operating income was driven by higher sales and gross profit as discussed above, partially offset by an increase in SG&A expenses, primarily due to transaction costs related to the acquisition of Bioniche Pharma.
Interest expense for the nine months ended September 30, 2010, totaled $240.0 million, compared to $240.2 million for the nine months ended September 30, 2009. Incremental interest in the current year associated with the debt offerings in the second and third quarters of 2010, was offset by less interest on our Senior Credit Facility as a result of prepayments made in March 2009 and December 2009. Included in interest expense for the current nine months and the comparable prior year period are $42.0 million and $ 31.7 million primarily consisting of accretion of the discounts on our convertible debt instrumentsotes.
Other (expense) income, net, for the current nine-month period was expense of $29.4 million compared to income of $29.7 million in the same prior year period. In addition to the items discussed above, included in other (expense) income, net, for the current year are charges associated with the termination of certain interest rate swaps totaling $7.4 million and the write-off of previously deferred financing fees of $7.6 million, in conjunction with the debt offering in the second quarter. The prior year period includes a favorable adjustment of $13.9 million to the restructuring reserve as a result of a reduction in the estimated remaining spending on accrued projects, as well as a net gain of $10.4 million realized on the termination of two joint ventures.
EBITDA was $910.9 million for the nine months ended September 30, 2010, and $791.1 million for the nine months ended September 30, 2009. After adjusting for certain items as further discussed below, adjusted EBITDA was $1.03 billion for the current nine-month period and $942.1 million for the same prior year period.
Cash provided by operating activities was $736.9 million for the nine months ended September 30, 2010, which includes an income tax refund of approximately $99.0 million. Cash used in investing activities for the period was $620.7 million, which primarily consisted of cash paid for acquisitions of $556.1 million, mainly Bioniche Pharma, and capital expenditures of $96.3 million. Cash provided by financing activities was $128.3 million for the nine-month period, which primarily consisted of proceeds from the issuance of debt, net of repayments, of $264.1 million, partially offset by cash dividends of $104.3 million paid on our preferred stock.

Non-GAAP Financial Measures
Mylan is disclosing non-GAAP financial measures when providing financial results. Primarily due to acquisitions, Mylan believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition to disclosing its financial results determined in accordance with GAAP, Mylan is disclosing non-GAAP results that exclude items such as amortization expense and other costs directly associated with the acquisitions as well as certain other expense and revenue items in order to supplement investors’ and other readers’ understanding and assessment of the company’s financial performance because the company’s management uses these measures internally for forecasting, budgeting and measuring its operating performance. In addition, the company believes that including EBITDA and supplemental adjustments applied in presenting adjusted EBITDA is appropriate to provide additional information to investors to demonstrate the company’s ability to comply with financial debt covenants (which are calculated using a measure similar to adjusted EBITDA) and assess the company’s ability to incur additional indebtedness. Whenever Mylan uses such a non-GAAP measure, it will provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors and other readers are encouraged to review the related GAAP financial measures and the reconciliation of non-GAAP measures to their most closely applicable GAAP measure set forth below and should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP.
Below is a reconciliation of GAAP net earnings attributable to Mylan Inc. and diluted GAAP EPS to adjusted net earnings attributable to Mylan Inc. and adjusted diluted EPS for the three and nine months ended September 30, 2010 and 2009 (in millions, except per share amounts):

	Three months ended September 30,								Nine months ended September 30,
	2010				2009				2010				2009
GAAP net earnings (loss) attributable to Mylan Inc. and diluted GAAP EPS	$143.2			$0.33	$(40.0)			$(0.13)	$221.0			$0.71	$89.4			$0.29
Purchase accounting related amortization (a)	74.6				71.8				217.6				210.9
Litigation settlements, net	1.5				114.3				14.3				111.5
Interest, primarily accretion of convertible debt discount	17.6				10.8				42.0				31.7
Financing related costs	—				—				15.0				—
Acquisition related costs(b)	10.9				—				12.5				—
Integration & other special items (c)	20.9				15.8				49.8				30.1
Tax effect of the above items (d)	(79.7)				(65.3)				(165.9)				(137.7)
Preferred dividend	—	(e	)		34.8	(e	)		104.3	(e	)		104.3	(e	)

Adjusted net earnings attributable to Mylan Inc. and adjusted diluted EPS	$189.0			$0.43	$142.2			$0.32	$510.6			$1.16	$440.2			$0.97

(a)	This amount is included in cost of sales.

(b)	For both the three and nine-month periods ended September 30, 2010, $5.1 million is included in Other Income/Expense, net, with the remainder in SG&A.

(c)	Integration and other special items include charges related to the integration of acquired businesses as well as certain restructuring items, losses on sales of certain non-operating assets, severance and employee benefit related charges.

-	For the three months ended September 30, 2010, $2.1 million of these expenses, net, are included in cost of sales, $9.7 million are included in SG&A, and $2.8 million are included in R&D, and $6.3 million are included in Other Income/Expense, net.

-	For the three months ended September 30, 2009, $7.8 million of these expenses, net, are included in cost of sales, $0.3 million are included in SG&A, and $9.6 million are included in R&D. Partially offsetting these costs are the favorable reversal of restructuring reserves totaling $1.9 million, which is included in Other Income/Expense, net.

-	For the nine months ended September 30, 2010, $6.5 million of these expenses, net, are included in cost of sales, $34.7 million are included in SG&A, $3.9 million are included in R&D, $6.3 million are included in Other Income/Expense, and the remainder represents an adjustment to amounts attributable to the noncontrolling interest.

-	For the nine months ended September 30, 2009, integration and other special items include expenses of $86.6 million of which $18.0 million are included in cost of sales, $33.8 million are included in SG&A, $31.8 million are included in R&D, and $3.0 million are included in earnings attributable to the noncontrolling interest. Partially offsetting these costs are other revenue, consisting primarily of the acceleration of the recognition of revenue related to certain product development agreements, totaling $30.8 million, and other income related to the favorable reversal of restructuring reserves and a gain on the sale of a joint venture totaling $25.7 million.

(d)	The tax effect is calculated assuming an annual adjusted effective tax rate for the resulting adjusted earnings, and results in an effective tax rate on adjusted earnings of 28% in 2010 and 30% in 2009 including the impact of any tax synergies.

(e)	Adjusted diluted EPS for the three and nine months ended September 30, 2010, and GAAP diluted EPS for the three months ended September 30, 2010, were calculated under the “if-converted method” which assumes conversion of the company’s preferred stock into 125.2 million shares of common stock, based on an average share price, and excludes the preferred dividend from the calculation. Adjusted diluted EPS for the three and nine months ended September 30, 2009, were also calculated under the “if-converted method”, assuming conversion of the company’s preferred stock into 152.8 million shares of common stock and excluding the preferred dividend from the calculation.
Below is a reconciliation of GAAP net earnings attributable to Mylan Inc. to adjusted EBITDA for the three and nine months ended September 30, 2010, and 2009 (in millions):

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
GAAP net earnings (loss) attributable to Mylan Inc. before preferred dividends	$143.2	$(5.2)	$325.3	$193.7
Add/(Deduct):
Net contribution attributable to the noncontrolling interest and equity method investees	0.4	0.9	(0.6)	5.5
Income taxes	(12.0)	(11.1)	33.3	52.5
Interest expense	87.5	77.0	240.0	240.2
Depreciation and amortization	108.0	103.5	312.9	299.2

EBITDA	$327.1	$165.1	$910.9	$791.1
Add Adjustments:
Stock-based compensation expense	8.5	8.9	24.1	23.6
Litigation settlements, net	1.5	114.3	14.3	111.5
Integration and other special items	31.0	12.1	76.5	15.9

Adjusted EBITDA	$368.1	$300.4	$1,025.8	$942.1

Conference Call
Mylan will host a conference call and live webcast today, Tuesday, October 26, 2010, at 5:00 p.m. ET, in conjunction with the release of its financial results. The dial-in number to access the call is 888.298.3511, or 719.457.2710 for international callers. A replay, available for approximately seven days, can be accessed by calling 888.203.1112 or 719.457.0820 for international callers, pass code 1214329. To access a live webcast of the call, and the accompanying presentation, please log on to Mylan’s website (www.mylan.com) at least 15 minutes before the event is to begin to register and download or install any necessary software. A replay of the webcast will be available on www.mylan.com for approximately seven days.
About Mylan
Mylan Inc. ranks among the leading generic and specialty pharmaceutical companies in the world and provides products to customers in more than 140 countries and territories. The company maintains one of the industry’s broadest and highest quality product portfolios supported by a robust product pipeline; operates one of the world’s largest active pharmaceutical ingredient manufacturers; and runs a specialty business focused on respiratory, allergy and psychiatric therapies. For more information, please visit www.mylan.com.

Forward Looking Statements
This press release includes statements that constitute “forward-looking statements”, including with regard to the company’s future operations and its earnings expectations. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: challenges, risks and costs inherent in business integrations and in achieving anticipated synergies; the effect of any changes in customer and supplier relationships and customer purchasing patterns; the ability to attract and retain key personnel; changes in third-party relationships; the impacts of competition; changes in economic and financial conditions of the company’s business; uncertainties and matters beyond the control of management; inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with GAAP and related standards. These cautionary statements should be considered in connection with any subsequent written or oral forward-looking statements that may be made by the company or by persons acting on its behalf and in conjunction with its periodic SEC filings. In addition, please refer to the cautionary statements and risk factors set forth in the company’s Report on Form 10-Q, for the quarter ended June 30, 2010, and in its other filings with the SEC. Further, uncertainties or other circumstances, or matters outside of the company’s control between the date of this release and the date that its Form 10-Q for the quarter ended September 30, 2010, is filed with the SEC could potentially result in adjustments to reported results. The company undertakes no obligation to update statements herein for revisions or changes after the date of this release.

Mylan Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenues:
Net revenues	$1,344,999	$1,255,708	$3,979,648	$3,679,868
Other revenues	10,114	8,366	36,375	61,100

Total revenues	1,355,113	1,264,074	4,016,023	3,740,968
Cost of sales	775,056	759,094	2,377,818	2,182,488

Gross profit	580,057	504,980	1,638,205	1,558,480

Operating expenses:
Research and development	71,992	69,812	200,076	202,665
Selling, general and administrative	272,285	259,609	796,420	780,953
Litigation settlements, net	1,462	114,281	14,299	111,530

Total operating expenses	345,739	443,702	1,010,795	1,095,148

Earnings from operations	234,318	61,278	627,410	463,332
Interest expense	87,536	77,034	239,985	240,209
Other (expense) income, net	(15,269)	243	(29,437)	29,741

Earnings before income taxes and noncontrolling interest	131,513	(15,513)	357,988	252,864
Income tax provision (benefit)	(12,026)	(11,092)	33,245	52,539

Net earnings	143,539	(4,421)	324,743	200,325
Net (earnings) loss attributable to the noncontrolling interest	(356)	(841)	525	(6,658)

Net earnings attributable to Mylan Inc. before preferred dividends	143,183	(5,262)	325,268	193,667
Preferred dividends	34,759	34,759	104,276	104,276

Net earnings attributable to Mylan Inc. common shareholders	$108,424	$(40,021)	$220,992	$89,391

Earnings per common share attributable to Mylan Inc. common shareholders:
Basic	$0.35	$(0.13)	$0.72	$0.29

Diluted(1)	$0.33	$(0.13)	$0.71	$0.29

Weighted average common shares outstanding:
Basic	309,446	305,285	308,470	304,951

Diluted(1)	437,921	305,285	313,014	306,086

(1)	Diluted EPS for the three months ended September 30, 2010 is calculated using “Net earnings attributable to Mylan Inc. before preferred dividends.”

Mylan Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited; in thousands)

	September 30, 2010	December 31, 2009
Assets:
Current assets:
Cash and cash equivalents	$610,921	$380,516
Restricted cash	23,813	47,965
Marketable securities	30,108	27,559
Accounts receivable, net	1,251,862	1,234,634
Inventories	1,221,765	1,114,219
Other current assets	324,816	480,493

Total current assets	3,463,285	3,285,386
Intangible assets, net	2,562,387	2,384,848
Goodwill	3,568,519	3,331,247
Other non-current assets	1,812,850	1,800,253

Total assets	$11,407,041	$10,801,734

Liabilities:
Current liabilities	$1,722,341	$1,718,147
Long-term debt	5,212,229	4,984,987
Other non-current liabilities	929,531	953,402

Total liabilities	7,864,101	7,656,536
Noncontrolling interest	12,812	14,052
Mylan Inc. shareholders’ equity	3,530,128	3,131,146

Total liabilities and equity	$11,407,041	$10,801,734

Mylan Inc. and Subsidiaries
Summary of Revenues by Segment
(Unaudited; in millions)

	Three Months Ended		Nine Months Ended
	September 30, 2010		September 30, 2010
	2010	2009	2010	2009
Generics:
Third party net sales
North America	$572.5	$487.9	$1,713.8	$1,562.8
EMEA	363.5	413.8	1,148.9	1,160.2
Asia Pacific	267.9	206.1	769.1	607.9

Total third party net sales	1,203.9	1,107.8	3,631.8	3,330.9

Other third party revenues	9.3	5.4	31.9	57.0

Total third party revenues	1,213.2	1,113.2	3,663.7	3,387.9

Intersegment revenues	2.4	2.6	34.3	20.9

Generics total revenues	1,215.6	1,115.8	3,698.0	3,408.8

Specialty:
Third party net sales	141.1	147.9	347.8	348.9
Other third party revenues	0.8	3.0	4.5	4.1

Total third party revenues	141.9	150.9	352.3	353.0

Intersegment revenues	13.7	3.8	47.4	15.2

Specialty total revenues	155.6	154.7	399.7	368.2

Elimination of intersegment revenues	(16.1)	(6.4)	(81.7)	(36.1)

Consolidated total revenues	$1,355.1	$1,264.1	$4,016.0	$3,740.9